Exhibit 99.1

Global Interactive Technologies, Inc. Announces Receipt of a Compliance Delinquency Notice from Nasdaq

Seoul, Republic of Korea, August 21, 2026 (GLOBE NEWSWIRE) — Global Interactive Technologies, Inc. (NASDAQ: GITS) (the “Company”) announced that, on August 20, 2026, it received a compliance delinquency notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”). The Notice advised the Company that, because the Company did not timely file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 (the “Form 10-Q”) with the Securities and Exchange Commission (the “SEC”), the Company is not in compliance with Nasdaq’s continued listing requirements under Nasdaq Listing Rule 5250(c)(1), which requires the timely filing of all required periodic reports with the SEC.

Under Nasdaq rules, the Company has 60 calendar days from the date of the Notice to submit to Nasdaq a plan to regain compliance with Nasdaq Listing Rule 5250(c)(1). If Nasdaq accepts the Company’s plan, Nasdaq can grant an exception of up to 180 calendar days from the Form 10-Q’s due date, or until February 16, 2027, to regain compliance. The Company expects to file the Form 10-Q promptly to regain compliance with Nasdaq Listing Rule 5250(c)(1). The Company’s common stock will continue to be listed and traded on The Nasdaq Stock Market during the 60-day grace period, subject to the Company’s compliance with Nasdaq’s other continued listing requirements.

About Global Interactive Technologies, Inc.

Global Interactive Technologies, Inc. is a digital media and technology company focused on fan engagement and fandom economy through its multi-platform ecosystem, including Faning, a global platform that connects K-pop and broader K-culture fans through shared interests, content, and community experiences. For more information, please visit the Company’s website at www.gitechnologies.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, formulated in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, reflecting the Company’s projections about its future financial and operational performance, employ terms like “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “target,” “aim,” “predict,” “outlook,” “seek,” “goal,” “objective,” “assume,” “contemplate,” “continue,” “positioned,” “forecast,” “likely,” “may,” “could,” “might,” “will,” “should,” “approximately,” and similar expressions to convey the uncertainty of future events or outcomes. These forward-looking statements are based on the Company’s current expectations, assumptions, and projections, involving judgments about future economic conditions, competitive landscapes, market dynamics, and business decisions, many of which are inherently challenging to predict accurately and are largely beyond the Company’s control. Additionally, these statements are subject to a multitude of known and unknown risks, uncertainties, and other variables that could significantly diverge the Company’s actual results from those depicted in any forward-looking statement. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Company Contact:

Global Interactive Technologies, Inc.

Taehoon Kim

tkc@gitechnologies.com

Investor Contact:

Global Interactive Technologies, Inc.

Taehoon Kim

tkc@gitechnologies.com